EXHIBIT 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made effective as of September 12, 2008, among Onstream Media Corporation, a Florida corporation (“Parent’), Onstream Merger Corp., a Delaware corporation (“Merger Sub”) and Narrowstep Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, the Parent, Merger Sub, the Company and W. Austin Lewis IV are parties to that certain Agreement and Plan of Merger, dated as of May 29, 2008 as amended August 13, 2008 (the “Agreement”); and

WHEREAS, pursuant to Section 8.4 of the Agreement, the Agreement may be amended by a written instrument executed by parent, Merger Sub and the Company.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Exchange Ratio. The third sentence of Section 1.6(a)(i) of the Agreement is hereby amended by deleting the phrase “NINE MILLION ONE HUNDRED THOUSAND (9,100,000)” and inserting “EIGHT MILLION ONE HUNDRED THOUSAND (8,100,000)” in lieu thereof.

2. Operations. Notwithstanding anything to the contrary contained in the Contingent Value Rights Agreement (“CVR Agreement”), Parent may require Company to promptly discontinue its European operations and the entity prior to the Effective Time or Parent may terminate the Business of the Surviving Corporation at any time prior to the third month anniversary of the Effective Time, based solely upon Parent’s evaluation of (i) the Company’s or the Surviving Corporation’s, as the case may be, “cash burn rate” and/or (ii) the terms and conditions of existing provisions in certain identified contracts of Company or the Surviving Corporation as the case may be. In the event that the European operations and/or entity are discontinued prior to the effective time as a result of Parent’s directives, (i) the first sentence of Section 4.1(c) of the CVR Agreement shall be amended by deleting the amount “$4,250,000” (or “$4,000,000”, in accordance with item 3 below) and replacing it with “$2,000,000” and (ii) the first sentence of Section 4.1(g) of the CVR Agreement (as amended in accordance with item 3 below) shall be further amended by deleting the amount “$4,000,000” in both instances that it appears and replacing it with “$2,000,000.” The previous sentence is expressly conditioned on the Company taking all reasonable actions within its power to carry out the Parent’s directives given to accomplish the above within the time frames set forth in such directives.

3. CVR Agreement. The first sentence of Section 4.1(c) of the CVR Agreement shall be amended by deleting the amount “$4,250,000” and replacing it with “$4,000,000.” The first sentence of Section 4.1(g) of the CVR Agreement is hereby amended by deleting the first sentence and revising it as follows:

(g) “Second Year Revenue Shares” means a number of shares of Parent Common Stock equal to the product of (A) one (1) multiplied by (B) an amount equal to (x) the Second Year Revenue (as defined herein) minus (y) the product of 0.5 and the First Year Revenue provided that in the event First Year Revenue is less than $4,000,000 then solely for purposes of subclause (y) First Year Revenue shall be deemed to be $4,000,000.

4. Filing of Registration Statement. Parent shall use its reasonable best efforts to cause the Registration Statement to be filed on or before September 19, 2008, and its reasonable best efforts to timely respond to any comments from the Securities and Exchange Commission regarding such Registration Statement.

5. Defined Terms. Capitalized terms which are used in this Amendment but are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without holding regard to conflicts of laws provisions.

7. Section Headings. Section headings used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

8. Ratification of Agreement. Except as expressly modified or amended by this Amendment, all of the provisions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.

9. Further Assurances. Each party hereto shall, upon the reasonable request of any other party hereto, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of and the transactions contemplated by this Agreement.

10. Counterparts. This Amendment may be executed and delivered (including, without limitation, by facsimile transmission), in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Parent:

ONSTREAM MEDIA CORPORATION

By:/s/ Randy S. Selman
Name: Randy Selman Title: President

Merger Sub:

ONSTREAM MERGER CORP.

By:/s/ Randy S. Selman
Name: Randy Selman Title: President

Company:

NARROWSTEP INC.

By:/s/ David McCourt
Name: David McCourt Title: Interim CEO